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                                                                    EXHIBIT 10.9



                           SECOND AMENDED AND RESTATED
               EXCURSION BOAT SPONSORSHIP AND OPERATIONS AGREEMENT


         THIS SECOND AMENDED AND RESTATED EXCURSION BOAT SPONSORSHIP AND OPERATIONS AGREEMENT (the "Agreement") is made and entered into as of the 18th day of November, 2004, by and between Iowa West Racing Association (hereinafter referred to as "Iowa West"), an Iowa nonprofit corporation, and Ameristar Casino Council Bluffs, Inc. (hereinafter referred to as "Ameristar"), an Iowa corporation.

         WHEREAS, on October 7, 2002, Iowa West and Ameristar entered into that certain Amended and Restated Excursion Boat Sponsorship and Operations Agreement (the "Existing Agreement"), which became effective on January 1, 2003 extends through March 31, 2010; and

         WHEREAS, Iowa West desires to amend the Existing Agreement and the parties have since come to a mutual agreement for the amendment of the Existing Agreement on the terms set forth herein;

         WHEREAS, paragraph 14 of the Existing Agreement requires that any amendment to or modification of the Existing Agreement would only be effective if it is in writing and signed by both parties, and, if required, approved by the Iowa Racing and Gaming Commission (the "Commission"); and

         WHEREAS, the parties do now wish to amend and restate in its entirety the Existing Agreement as hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby mutually agreed as follows:

        1. LICENSE APPLICATION. Iowa West shall, each year, or as otherwise required, promptly and timely apply to the Commission pursuant to Chapter 99F of the Iowa Code as a sponsor for a license to conduct gambling games. Ameristar shall, each year, or as otherwise required, promptly and timely apply to the Commission for a license to operate an excursion gambling boat under Chapter 99F of the Iowa Code.

        2. CONDITIONS PRECEDENT TO AGREEMENT. This Agreement shall be effective only upon the approval of this Agreement by the Commission. The parties shall coordinate their efforts and cooperate with one another to seek this approval as expeditiously as possible.

        3. NON-ASSIGNABILITY OF LICENSES. Neither party may assign any of its rights, duties or obligations under any license issued by the Commission without the prior approval of the Commission.

        4. LICENSE AGREEMENT AND OPERATION FEE.

               (a) During the term of this Agreement, Ameristar shall pay to Iowa West an operation fee determined in accordance with the following schedule:

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                        (i) A fee of five percent (5%) of the Adjusted Gross
                Receipts generated by the Ameristar excursion gambling boat shall be applicable to the first Thirty Million Dollars ($30,000,000) of Adjusted Gross Receipts generated by the Ameristar excursion gambling boat each calendar year;

                        (ii) A fee of four percent (4%) of the Adjusted Gross
                Receipts generated by the Ameristar excursion gambling boat shall be applicable to such Adjusted Gross Receipts in excess of Thirty Million Dollars ($30,000,000) up to and including Sixty Million Dollars ($60,000,000) each calendar year;

                        (iii) A fee of three percent (3%) of the Adjusted Gross
                Receipts generated by the Ameristar excursion gambling boat shall be applicable to such Adjusted Gross Receipts in excess of Sixty Million Dollars ($60,000,000) up to and including Ninety Million Dollars ($90,000,000) each calendar year;

                        (iv) A fee of two percent (2%) of the Adjusted Gross
                Receipts generated by the Ameristar excursion gambling boat shall be applicable to such Adjusted Gross Receipts in excess of Ninety Million Dollars ($90,000,000) up to and including One Hundred Twenty Million Dollars ($120,000,000) each calendar year; and

                        (v) A fee of one-half of one percent (0.5%) of the
                Adjusted Gross Receipts generated by the Ameristar excursion gambling boat shall be applicable to such Adjusted Gross Receipts in excess of One Hundred Twenty Million Dollars ($120,000,000) up to and including One Hundred Fifty Million Dollars ($150,000,000) each calendar year.

No fee shall be payable with respect to any Adjusted Gross Receipts generated by the Ameristar excursion gambling boat in excess of One Hundred Fifty Million Dollars ($150,000,000) each calendar year. The operation fee shall be paid monthly on or before the 10th day of the month following the month in which the Adjusted Gross Receipts were generated upon which such operation fee is based. As used herein, the term "Adjusted Gross Receipts" shall have the same meaning as set forth in Section 99F.1(1) of the Iowa Code.

               (b) Ameristar shall be solely responsible for the payment of all admission fees owing to the state and local governments under Section 99F.10 of the Iowa Code or any succeeding provision, including admission fees relating to passengers with complimentary passes. The parties agree that the fees set forth above are the only sums to which Iowa West is entitled under this Agreement (other than amounts payable pursuant to the indemnification provision set forth herein), and all such fees paid to Iowa West are deemed and agreed to be subject to the restrictions imposed by Section 99F.6(4)(a) of the Iowa Code or any succeeding provision.

               (c) Ameristar shall pay to the Commission all the wagering taxes imposed by Section 99F.11 of the Iowa Code or any succeeding provision.

               (d) Ameristar shall indemnify and hold Iowa West harmless from any and all claims relating to all sums due for admission fees owing to any government entity under Section 99F.10 of the Iowa Code or any succeeding provision, all income or excise taxes



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owed to the United States or any state government, and all wagering taxes owing to the State of Iowa under Section 99F.11 of the Iowa Code or any succeeding provision; provided, however, that Ameristar shall have no liability or obligation to indemnify or hold Iowa West harmless from any tax liability Iowa West may incur with respect to the monies paid to Iowa West by Ameristar.

        5. LICENSE APPLICATION FEES AND ATTORNEYS FEES. Each party hereto shall be responsible for its own license fees and expenses in connection with the approval and performance of this Agreement, and any application fee required in connection therewith, including DCI investigation fees, and its own attorneys fees in connection with this Agreement and the license applications contemplated hereby.

        6. IOWA WEST ORGANIZATIONAL AND GOVERNANCE REQUIREMENTS.

               (a) Representations of Iowa West. Iowa West represents and warrants to Ameristar that as of the date of this Agreement: each of Iowa West and the Foundation (defined below) is a nonprofit corporation organized, existing and in good standing under the laws of the State of Iowa; the articles of incorporation of each of Iowa West and the Foundation respectively authorize individual members of each such corporation who are organized as a Council of Members (the "Council of Members" or the "Council") (individual members of the Council of Members are referred to as "Council Members"), and who are members of each of Iowa West and the Foundation; and the initial Council Members shall consist of those persons who were members of the board of directors of Iowa Wescorp Association, an Iowa nonprofit corporation, immediately prior to the establishment of the Council of Members.

               (b) Covenants of Iowa West. At all times during the term of this Agreement following the Effective Date (as defined below), Iowa West agrees that:

                        (i) Grant Committee. Iowa West Foundation, an Iowa
                nonprofit corporation (the "Foundation") shall permit each operator of an excursion gambling boat or land-based gaming facility for which Iowa West or an affiliate serves as the qualified sponsoring organization (each, a "Sponsored Gaming Entity") to appoint one (1) representative to the Foundation's Grant Committee (being an advisory committee to the board of directors of the Foundation); provided, however, that each person so appointed must, at the time of appointment, have obtained the age of majority, must be a permanent legal resident of Pottawattamie County, Iowa (the "County"), and must be knowledgeable in matters concerning the City of Council Bluffs, Iowa (the "City") and the County and the tax exempt purposes of the Foundation. All such appointees must maintain continuing permanent residency in the County in order to be eligible to continue to serve on such Committee. The Foundation may refuse to seat any such appointee who, based upon the reasonable and good faith determination of the Foundation Board, does not meet such requirements and any such appointee who is seated may be removed from the Committee if such residency is not maintained. If such appointee is not seated or is removed, the Sponsored Gaming Entity that appointed such unqualified or removed appointee shall have the right to designate a qualified replacement. The Foundation's Grant Committee shall consist of the number of representatives named by the Sponsored Gaming Entities, plus those persons then serving as Council Members.



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                        (ii) Council of Members.

                             (A) The Council of Members shall initially consist
                of seventeen (17) members, each of whom were members of the board of directors of Iowa Wescorp Association immediately prior to the establishment of the Council of Members. Once a majority of the Council of Members are Nominated Council Members (as defined below), the Foundation and Iowa West may amend their bylaws to reduce the number of Council Members as and to the extent it deems such reduction appropriate, provided that: (1) after such reduction, the Council of Members shall continue to satisfy the requirement that a majority of its members be Nominated Council Members; and (2) the Council of Members shall not be reduced below eleven (11) members.

                             (B) Subject to Section 6(b)(ii)(C) and until the
                expiration or termination of this Agreement, selection of each member of the Council of Members (including the re-election of sitting members eligible for re-election) shall be made from a pool of nominees (the "Nominated Pool") which will consist of:

                                (1) in the case of any Council Member position
                        for which a sitting Council Member is eligible for re-election and desires to be re-elected, the sitting Council Member, and

                                (2) a minimum of three nominees for each Council
                        Member seat subject to election (or more nominees, if requested by the Council of Members), each of whom has first been nominated by a Nominating Body (which nominees may include sitting Council Members eligible for re-election). Thus, if there are four Council Member seats subject to election, there would be a minimum of twelve total nominees nominated by the Nominating Bodies.

                  It is understood that nominations are not specific to any particular seat on the Council of Members in question. Any member of the Nominated Pool may be elected to any seat on the Council of Members. As used herein, the term "Nominating Body" or "Nominating Bodies" shall include the City Council of the City, the Board of Supervisors of the County, the board of directors of the Council Bluffs Chamber of Commerce, the Board of Education of the Council Bluffs Community School District, and such other governmental entities, civic and nonprofit organizations generally representative of the broad-based constituencies within the greater Council Bluffs/Pottawattamie County, Iowa community, if any, as may be selected from time to time by the Council of Members (it being understood and agreed that any nonprofit entity selected as a Nominating Body shall be an established nonprofit organization with broad-based community representation). Persons nominated by a Nominating Body who are selected as members of the Council of Members (whether or not they are sitting Council Members eligible for re-election) are hereinafter referred to as "Nominated Council Members." Any sitting Council Member who is nominated for re-election by a Nominating Body and is re-elected to the Council of Members shall, from and after such election and continuing for so long as such Council Member thereafter serves on the Council of Members, be considered a Nominated Council Member, notwithstanding the fact that such Council Member was not a Nominated Council Member prior thereto. All nominees



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        must meet the minimum eligibility requirements for Council membership set forth in subparagraph 6(b)(ii)(D)(1) - (6). In the event that the Council of Members or its Nominating Committee reasonably and in good faith determines that any nominee nominated by a Nominating Body fails to meet such requirements, the Nominating Body which nominated such nominee may be asked to name a replacement nominee upon the request of the Council. In the event that the Nominating Bodies shall fail or refuse to nominate the number of nominees required under subparagraph 6(b)(ii)(B) above, such failure shall not disqualify the remaining nominees named by such Nominating Bodies; provided, that the Council or its Nominating Committee may, at their option, request the Nominating Bodies to provide additional nominees to fill the pool of candidates to the required number.

                             (C) As of the effective date of this Agreement, the
                Council of Members shall include not less than five (5) Nominated Council Members. Not later than February 1, 2005, the Council of Members shall include not less than seven (7) Nominated Council Members. Not later than February 1, 2007, and throughout the remaining term of this Agreement, a majority of the Council Members shall be Nominated Council Members.

                             (D) It is understood and agreed that:

                                (1) The pool of nominees named by the Nominating
                        Bodies shall represent a diverse range of interests and points of view within the greater Council
                        Bluffs/Pottawattamie County, Iowa community.

                                (2) The actual selection and terms of service of
                        Council Members shall be governed by the Operating Procedures of the Council.

                                (3) Each nominee shall be a permanent legal
                        resident of the County, shall be of legal age, shall be generally familiar with matters concerning the City, the County and the purposes of Iowa West and the Foundation, shall be capable, in the reasonable and good faith judgment of the Council, of performing the duties of a Council Member, and shall meet such other uniformly applicable eligibility requirements as may be established pursuant to the Operating Procedures of the Council.

                                (4) No nominee shall be an officer or elected
                        official of any of the Nominating Bodies, or an employee, officer, or elected official of any Sponsored Gaming Entity, any formally-organized special interest group or any formally-organized lobbying group; provided, however, that an employee, officer or elected official of such a special interest group or lobbying group shall be disqualified from the pool of nominees only if the Council reasonably and in good faith determines that such nominee's role in or for such group involves an actual or potential conflict of interest with the purposes of Iowa West or the Foundation, or the broad interests of the greater Council Bluffs/Pottawattamie County, Iowa community.

                                (5) Each nominee, if selected, shall agree that
                        he or she will be acting as a Council Member in his or her capacity as a citizen of



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                        the community and will not be acting as a representative
                        of the Nominating Body or Nominating Bodies by whom he or she was nominated or of any other group or organization.

                                (6) Each nominee shall agree to submit to such
                        investigations as may be required in connection with any license, findings of suitability or other approval required of Iowa West, in each case as may be required under applicable provisions of the Iowa Code or the rules and regulations of the Commission or the Iowa Department of Public Safety (or its Division of Criminal Investigation) in connection with such nominee's service on the Council of Members or the board of directors of either Iowa West or the Foundation, and any person who fails to satisfy these requirements shall be removed from the pool of nominees.

                                (7) At no time from the date of this Agreement
                        throughout the term of this Agreement shall the Council of Members, Iowa West, or the Foundation materially amend in any substantive manner, without the prior written consent of Ameristar or as otherwise permitted by this Agreement: (A) Article II, Section 1 of the Operating Procedures as it relates to the length of terms of Council Members; (B) Article II, Section 3 of the Operating Procedures as it relates to limitations on terms of service of Council Members; (C) Article VI,
                        Section 1 of the Operating Procedures as it relates to the required quorum for actions of the Council Members;
                        (D) Article II, Section 4 of the Operating Procedures as it relates to the removal of Council Members, (E)
                        Article II, Section 3 of the Operating Procedures relating to the establishment of eligibility requirements for Council Members, (F) Article II of the Bylaws of Iowa West, or (G) Article II of the Bylaws of the Foundation. Iowa West represents and warrants that true, correct and complete copies of each of such provisions have been given to Ameristar prior to its execution of this Agreement.

                                (8) At no time throughout the term of this
                        Agreement shall the Foundation: have any members other than Council Members; or amend its articles of incorporation or bylaws or adopt any resolution to provide for any members of the Foundation other than the Council Members, in each case without the prior written consent of Ameristar or as otherwise may be permitted by this Agreement.

                                (9) At no time throughout the term of this
                        Agreement shall Iowa West: have any members other than Council Members; or amend its articles of incorporation or bylaws or adopt any resolution to provide for any member of Iowa West other than the Council Members, in each case without the prior written consent of Ameristar or as otherwise may be permitted by this Agreement.

                        (iii) Iowa West and Foundation Boards of Directors.
                Throughout the term of this Agreement, the boards of directors of the Foundation and Iowa West, respectively, shall consist of nine (9) members each selected from among the Council Members. Overlap between members of the two boards shall be minimized to the extent numerically possible (e.g., when the Council of Members consists of



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                seventeen (17) members and each of the Foundation and Iowa West boards consist of nine (9) members, the two boards shall have only one common board member). In the event that the number of Council Members is reduced as provided in paragraph 6(b)(ii)(A) hereof, the number of members of the Iowa West and Foundation boards may also be reduced to a number not less than one-half of the number of members of the reduced Council of Members; provided that at all times after the reduction of the size of the Council of Members, the number of Council Members serving on both the Iowa West and Foundation boards shall continue to be minimized to the extent numerically possible. The number of Nominated Council Members serving on each of the boards of Iowa West and the Foundation shall, to the extent numerically possible, be proportionate to the representation of the Nominated Council Members on the Council of Members; provided, however, that this requirement shall not require any common member of both the Iowa West and the Foundation boards to be a Nominated Council Member.

                          (iv) Public Relations Committee. Iowa West shall
                create a Public Relations Committee whose membership shall consist of:

                             (A) One (1) member appointed by each Sponsored
                Gaming Entity;

                             (B) One (1) member appointed by Iowa West; and

                             (C) Two (2) "at-large" members selected and
                approved by the President of Iowa West from nominees representative of the public to be named by each of the Sponsored Gaming Entities.

         The purpose of the Public Relations Committee shall be to advise the board of directors of Iowa West with respect to public relations activities and affairs; provided, that the ultimate authority for making decisions with respect to such matters shall reside in the board of directors. The Public Relations Committee shall meet not less frequently than quarterly and may submit written reports and recommendations to the Iowa West board. The member appointed by Iowa West shall serve as a liaison to the Iowa West board, and shall make oral reports to the Iowa West board from time to time as requested by the Public Relations Committee. The Public Relations Committee shall have the opportunity to meet with the Iowa West board not less frequently than once per calendar year.

                          (v) Delegation. Each of the Council of Members, the board of directors of Iowa West and the board of directors of the Foundation may delegate any of its respective authority to a committee of its members or directors; provided that such delegation is approved by not less than two-thirds of the authorized and appointed Council Members or directors of such entity; and provided further that the following authority may not be delegated: the authority of the Council of Members to appoint the directors of Iowa West or the Foundation or the members of the Foundation's Grant Committee, or the authority otherwise to exercise any rights of the Council of Members acting in its capacity as the members of either Iowa West or the Foundation. The number of Nominated Council Members serving on any such committee shall be proportionate, to the extent numerically possible, to the representation of the Nominated Council Members on the Council of Members.



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                         (vi) Inspection Rights. Iowa West and the Foundation
         shall make their corporate records, including organizational documents and minutes and written consents, available for inspection by Ameristar or its counsel from time to time (but no more frequently than annually) upon reasonable advance written notice from Ameristar solely for the purpose of allowing Ameristar to determine compliance with the provisions of this paragraph 6. Ameristar agrees that any such inspection shall be on a strictly confidential basis; provided, however, that such obligation of confidentiality shall not limit or restrict the exercise by Ameristar of its rights under paragraph 6(c). Ameristar agrees that any such inspection shall, if requested by Iowa West, be conducted in the presence of a representative or representatives of Iowa West.

        (c) Default and Remedy. If there shall be any failure to comply with any of the requirements of paragraph 6(b), Ameristar may give written notice to Iowa West specifying with particularity the failure or failures to comply. If all such specified failures are not remedied within sixty (60) days following the giving of such notice, Ameristar may suspend making one-half of the amount of each payment to Iowa West or its assignee under paragraph 4 of this Agreement and instead shall deposit the amount of such suspended and withheld payments in a segregated interest-bearing escrow account at the branch of a national or state chartered bank located in the County, until such time as all such failures have been remedied or the termination of this Agreement (it being understood that the remaining one-half of such fees shall continue to be due and payable to Iowa West as provided herein). If all such failures are cured prior to the giving by Ameristar of a notice of termination (as provided for below), such escrowed funds, together with all interest earned thereon, shall be released to Iowa West or its assignee. If all such specified failures are not remedied within ninety (90) days following the giving of such notice, Ameristar may give a written notice of termination of this Agreement to Iowa West, which termination shall be effective on the last day of the sixth (6th) month following the giving of the notice of termination or, if Iowa West disputes the termination as provided below, the termination shall be effective on the last day of the sixth (6th) month following the final determination by a court of competent jurisdiction of Ameristar's right to terminate this Agreement. In the event of such a termination of this Agreement while such funds are held in escrow, all escrowed funds, together with all interest earned thereon, shall be paid to the successor qualified sponsoring organization for Ameristar's excursion gambling boat. If Iowa West disputes Ameristar's right to terminate this Agreement under this paragraph and a court of competent jurisdiction finally determines that Ameristar does not have a right to terminate this Agreement under this paragraph, this Agreement shall continue in full force and effect and all escrowed funds, together with all interest earned thereon, shall be released to Iowa West or its assignee. In the event of such a dispute, Iowa West agrees to assert its claim within thirty (30) days following its receipt of the notice of termination from Ameristar, and both parties agree to seek a trial date within ninety (90) days of the assertion of Iowa West's dispute. As used in this Agreement, a determination by a court shall not become final until the exhaustion or waiver by the losing party of all rights of appeal.

        7. TERM OF AGREEMENT.

               (a) This Agreement shall become effective ten days after approval of this Agreement by the Iowa Racing and Gaming Commission (the "Effective Date") and shall terminate at 11:59:59 p.m. on March 31, 2010. Notwithstanding the foregoing, if the Commission changes its current practice of issuing licenses for a one-year period from



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April 1 of a given year to March 31 of the following year, the parties shall amend this Agreement to provide for the expiration of this Agreement concurrently with the expiration date of the licenses issued to Iowa West and Ameristar for the Ameristar excursion gambling boat that is closest in time to the otherwise scheduled expiration date of this Agreement. Until the Effective Date, the rights and obligations of the parties to each other shall be governed exclusively by the Existing Agreement.

               (b) Ameristar may terminate this Agreement upon six (6) months' prior written notice to Iowa West if Iowa law is amended to no longer require excursion gambling boats to operate under the sponsorship of a qualified sponsoring organization.

               (c) Iowa West agrees and acknowledges that, upon the termination of this Agreement for any reason, whether upon the expiration without renewal of this Agreement or otherwise, Iowa West shall, upon the written request of Ameristar, surrender to the Commission (and all other government entities, if any) all licenses issued by the Commission as contemplated by paragraph 1 (and all other licenses permits and other approvals issued under the relevant provisions of the Iowa Code to Iowa West to serve as the qualified sponsoring organization for the Ameristar excursion gambling boat), which licenses, permits or other approvals, if any, may be reissued to another qualified sponsoring organization without any compensation to Iowa West from Ameristar, the State of Iowa or any other person or entity, except for the compensation from Ameristar expressly provided for in this Agreement. Nothing in this Agreement shall prohibit or restrict Ameristar from entering into an agreement with another qualified sponsoring organization for the sponsorship of the operations of the Ameristar gambling excursion boat effective upon the expiration or termination of this Agreement for any reason. Notwithstanding the foregoing, Iowa West shall not be required to take any action or surrender any license, permit or other approval to the extent that the failure to do so does not interfere with Ameristar's continuing operation of its excursion gambling boat under the relevant provisions of the Iowa Code.

               (d) In the event that this Agreement terminates or expires at a time at which Ameristar would be forced to cease the operation of its excursion gambling boat because it is not able immediately thereafter to operate its excursion gambling boat under the license and sponsorship of another qualified sponsoring organization, Ameristar shall have the option to extend the term of this Agreement on a month-to-month basis for up to six (6) additional months (provided, however, that Ameristar shall pay all costs associated with such extension, including, without limitation, Iowa West's reasonable attorneys' fees, together with all fees and costs associated with the extension or renewal of Iowa West's license, if necessary). If Ameristar desires to exercise this option, it shall give written notice to Iowa West at least ten (10) days prior to the otherwise scheduled expiration or termination date. If Ameristar exercises this option, it thereafter may terminate this Agreement as of the end of any subsequent calendar month on not less than five (5) days prior written notice to Iowa West.

        8. HOLD HARMLESS AND INSURANCE REQUIREMENTS. During the term of this Agreement, Ameristar shall indemnify, defend and hold harmless Iowa West, Iowa Wescorp Association, the Foundation, and its and their officers, directors, members, employees, and agents, from and against any and all liabilities, obligations, claims damages, causes of action, cost and expenses imposed upon, incurred by, or asserted against them by reason of all operations, whether insurable or not, for any accident, injury to or death of persons, or loss of or damage to property occurring on the excursion gambling boat. Ameristar further covenants and agrees that it will at its own expense procure comprehensive public liability insurance insuring both Ameristar and Iowa West in an amount not less than $5,000,000.00 single limit, subject to commercially reasonable deductibles or self-insured retentions. Said liability insurance policy shall apply with respect to all operations and functions of the excursion gambling boat that are insurable on a commercially reasonable basis. A copy of policies of insurance protecting the interests of Iowa West shall be forwarded directly to Iowa West. The obligation of Ameristar to indemnify, defend, and hold harmless Iowa Wescorp Association shall terminate with respect to any acts or omissions occurring after the effective date of this Agreement.

        9. NON-EXCLUSIVITY. It is understood that Iowa West has entered into or may enter into sponsorship agreements with other parties for the conduct of gambling games. Iowa West has provided a true, complete and correct copy to Ameristar of each such agreement as in force on the date of this Agreement. Ameristar agrees to consider all information therein as confidential, except to the extent such information is otherwise publicly available or is required to be made public in order to enforce Ameristar's rights hereunder. Iowa West further agrees that in the event it agrees to any amendment or modification of the material economic terms of the existing sponsorship agreement (the "Existing Harveys Agreement") with Harveys Iowa Management, Inc. or an affiliate thereof or any assignee thereof or an affiliate of any assignee thereof ("Harveys") prior to the expiration or termination thereof in a manner that is more beneficial to Harveys than the corresponding provisions of this Agreement, Iowa West shall notify Ameristar in writing of such amendment or modification (which notice shall include a copy of the amendment or modification). Ameristar shall have a period of thirty (30) days after receipt of such notice in which to elect to enter into the same amendment or modification with respect to the corresponding terms of this Agreement. Ameristar's election shall be exercised by written notice delivered to Iowa West and received by Iowa West within such thirty-day period. As used herein, the "material economic terms" of the Existing Harveys Agreement shall be deemed to be the provisions regarding the amount or rate of fees payable by Harveys to Iowa West (whether denominated as operating fees or otherwise) and the provisions regarding the term of the Existing Harveys Agreement. If during the term of this Agreement the Commission determines that the Pottawattamie County area is not able to support two excursion gambling boats and one land-based gambling operation at Bluffs Run Greyhound Park (or another location), Iowa West agrees that it will adopt a position of complete neutrality with respect to which operations should be licensed under the sponsorship of Iowa West. Iowa West hereby represents and warrants that the Existing Harveys Agreement will be amended to include provisions substantially similar to those reflected in this Agreement, and that such agreement as so amended does not provide for more beneficial material economic terms than those provided in this Agreement.

        10. IOWA WEST GAMING LICENSES/FINDINGS OF SUITABILITY IN OTHER JURISDICTIONS. Iowa West acknowledges that Ameristar's parent company and other current and future affiliates ("Ameristar Affiliates") possess and may obtain additional privileged gaming licenses, findings of suitability and other approvals (collectively, "Licenses") in various states in addition to the State of Iowa. Pursuant to such Licenses, the Ameristar Affiliates are and will be subject to statutes, regulations and investigative powers of agencies having jurisdiction over gaming activities (the "Gaming Authorities"). The Ameristar Affiliates from time to time may be required by the Gaming Authorities to report and obtain approvals for this Agreement and the relationship of Ameristar with Iowa West. Additionally, the Gaming Authorities are permitted to investigate transactions in which

Ameristar and the Ameristar Affiliates are engaged and may call Iowa West and one or more of its affiliates forward for licensing, findings of suitability and/or such other approvals as may be required by the Gaming Authorities. Iowa West agrees to cooperate as reasonably requested in connection with any investigation or other request by Gaming Authorities relating to such required licenses, findings of suitability and other approvals; provided, however, that Ameristar agrees to pay all reasonable costs and expenses in connection with any such investigation or request. Notwithstanding the foregoing, Ameristar shall not be obligated to pay the costs and expenses of any investigation or other request made by the Commission, except to the extent that such investigation or request is due to the acts or omissions of Ameristar.

        11. ASSIGNABILITY.

               (a) Iowa West shall not have the right, power or authority to assign all or any portion of this Agreement or its rights hereunder or to delegate any duties or obligations arising under this Agreement voluntarily, involuntarily or by operation of law, without Ameristar's prior written consent.

               (b) Ameristar shall have the right, power and authority to assign all or any portion of this Agreement or its rights hereunder or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, and without Iowa West's consent to any successor operator of Ameristar's excursion gambling boat or to any financial institution extending credit to Ameristar in the ordinary course of business, subject only to Commission or other governmental approval, if required.

               (c) Notwithstanding anything herein to the contrary, both parties hereto expressly acknowledge that Iowa West may assign its rights to receive payments hereunder to any affiliate of Iowa West, subject only to Commission approval, if required; provided, however, that Iowa West shall remain liable for all obligations imposed upon it under this Agreement.

        12. AMENDMENT. This Agreement may be amended or modified at any time, but only by a writing signed by both parties and, if required, approved by the Commission.

        13. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Iowa and the rules and regulations of the Commission, and each party shall be responsible for its own compliance with all laws of the State of Iowa and the rules of the Commission.

        14. REPORTS, ACCOUNTING AND AUDITING.

               (a) Iowa West and Ameristar shall prepare and file all reports, including financial reports, as required of each such party, respectively, by Iowa law and the rules and regulations of the Commission. In addition, each party shall keep such books and records and have audits performed as required of it, respectively, by Iowa law and the Commission. Each party shall be responsible for providing at its own expense all audit and accounting services for any reports and audits required by the Commission.

               (b) Each party agrees that the Commission and the other party to this Agreement shall have the right to audit such party's records to the extent necessary to provide verification of compliance under this Agreement. In the event the Commission or either party determines that a party is not in compliance with the terms of this Agreement, then in addition to all other remedies provided for by law, each party shall have the right to specifically enforce the terms and provisions of this Agreement. As between the parties to this Agreement, the party requesting such audit shall provide reasonable advance notice in writing of such request, and such audit shall be conducted at reasonable times and in the presence of a representative of the party being audited.

        15. DEFAULT.

               (a) The occurrence of any one or more of the following events shall constitute a default by a party hereunder:

                      (i) Failure of the party to perform or comply in any material respect with any of the material duties and obligations imposed upon said party under the terms of this Agreement.

                      (ii) The suspension or revocation of the party's license under Chapter 99F of the Iowa Code by the State of Iowa or the Commission.

                      (iii) (A) If a party shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors;
        (B) if a party shall commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official or representative for it or for all or any substantial part of its property; (C) if a party shall take any corporate or other action to authorize any of the actions set forth in clause (A) or (B) above; or
        (D) if any case, proceeding or other action against a party is commenced seeking to have an order for relief entered against it as a debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official or representative for it or for all or any substantial part of its property, and such case, proceeding or action (x) results in the entry of an order for relief against it which is not fully stayed within thirty (30) days after the entry thereof or (y) remains undismissed for a period of ninety (90) or more consecutive days.

               (b) Except as otherwise provided in this paragraph 15, (x) if one of the acts of default described in clauses (a)(i) and (ii) occurs and is not remedied by the defaulting party within thirty (30) days after the giving of written notice by the non-defaulting party of said default or (y) if one of the acts of default described in clause (a)(iii) occurs, then the non-defaulting party shall have the right to terminate this Agreement in addition to all rights and remedies provided at law or in equity, including without limitation specific performance or injunctive relief.

               (c) If a default by Iowa West occurs that results in the suspension of gambling on the Ameristar excursion gambling boat or the suspension or revocation of any License held by any Ameristar Affiliate, and such suspension would not have been ordered but for the default by Iowa West hereunder, Ameristar will have available to it immediately the right to terminate this Agreement in addition to all rights and remedies provided at law or in equity, including without limitation specific performance or injunctive relief. Notwithstanding any provision hereof to the contrary, Ameristar shall not be required to submit to non-binding mediation prior to exercising its right of termination under this clause (c).

               (d) Notwithstanding any other provision of this Agreement to the contrary, paragraph 6(c) sets forth the exclusive remedy of Ameristar in the event of a default under paragraph 6(b).

               (e) Except as otherwise provided herein, the remedies of the non-defaulting party shall be cumulative, and the exercise of any one or more remedies shall not be construed as a waiver of any other remedies. Further, no course of dealing between the parties or failure on the part of a non-defaulting party to exercise any right or remedy shall operate as a waiver of such right to claim a default in the future.

        16. NON-BINDING MEDIATION OF DISPUTES. Each party agrees to enter into non-binding mediation at the request of the other with respect to any dispute arising under this Agreement upon the giving by Ameristar of a notice of non-compliance under paragraph 6(c) or upon the giving of a notice of default by a party under paragraph 15(a)(i). In the case of mediation of a dispute under paragraph 6(c), Ameristar shall not be required to engage in mediation for more than forty-five (45) days following the giving by Ameristar of the notice of non-compliance under paragraph 6(c), and in the case of mediation of a dispute under paragraph 15(a)(i), the party that gives the notice of default shall not be obligated to engage in mediation for more than thirty (30) days following its giving of notice of default. Any such mediation shall be conducted on a confidential basis with a single mediator selected by the mutual agreement of the parties, or by the American Arbitration Association if the parties are unable to agree upon a mediator.

        17. MISCELLANEOUS PROVISIONs.

               (a) Notices. All notices, request, demands and other communications hereunder shall be deemed to have been given if delivered in person or if sent by certified mail, postage prepaid, or by fax, or by reputable overnight courier service, to the other party at the following addresses:


                To Iowa West:       Iowa West Racing Association
                                    Attention:  Executive Director
                                    500 West Broadway
                                    Suite 100
                                    Council Bluffs, Iowa  51503
                                    Telephone:  712-325-3133
                                    Fax:  712-322-2267

                With duplicate to:  P. Scott Dye
                                    Baird, Holm, McEachen, Pedersen, Hamann &
                                    Strasheim, LLP
                                    1500 Woodmen Tower
                                    Omaha, Nebraska 68102
                                    Telephone: 402-344-0500
                                    Fax: 402-344-0588


                To Ameristar:       Ameristar Casino Council Bluffs, Inc.
                                    c/o Ameristar Casinos, Inc.
                                    Attention:  President and CEO
                                    3773 Howard Hughes Parkway
                                    Suite 490 S
                                    Las Vegas, Nevada  89109
                                    Telephone:  702-567-7000
                                    Fax:  702-369-8860

or to such other address or such other person as a party shall have last designated by notice to the other party. All notices shall be deemed to be given when received. All notices given by fax shall be confirmed by the delivery of a copy thereof by another permitted means of delivery, provided that such notice shall be deemed to have been given when received by fax.

               (b) Relationship of Parties. Nothing in this Agreement shall be construed to create a partnership between the parties, a relationship of employer and employee between the parties, or a relationship of principal and agent between the parties.

               (c) Authorization. Each party represents and warrants to the other that this Agreement has been duly authorized on its behalf and that this Agreement is the valid, binding and enforceable agreement of such party.

               (d) Nonprofit and Tax Exempt Status. Notwithstanding any provision of this Agreement to the contrary, it is understood and agreed that if, in the opinion of counsel to Iowa West (such counsel to be competent in matters concerning tax-exempt organizations and related matters), any change in law or regulation (whether by statute, regulation, judicial ruling, administrative ruling or otherwise) enacted, adopted or promulgated following the date of this Agreement prohibits or restricts the ability of Iowa West or the Foundation to (i) comply with any of its obligations under paragraph 6(b) and (ii) satisfy applicable requirements for the maintenance of its status as
(A) an Iowa nonprofit corporation, and (B) in the case of the Foundation, a corporation which is exempt from federal income taxation as an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), then the parties shall meet and confer in good faith to consider amending this Agreement to preserve the status of Iowa West and the Foundation while at the same time materially maintaining the protections provided for in paragraph 6(b). If both such objectives cannot be achieved through a mutually acceptable amendment, then Iowa West and the Foundation shall not be required to comply with paragraph 6(b) to the extent necessary to maintain their respective statuses described above, but Ameristar may, at its option, terminate this Agreement on not less than six (6) months written notice to Iowa West. If requested by Ameristar, the opinion of counsel to Iowa West shall be a written opinion addressed jointly to Iowa West and Ameristar.

               (e) Successors and Assigns. This Agreement, and all of the obligations, duties and rights of the parties hereunder shall inure to and be binding upon the heirs, successors and permitted assigns of the parties.

               (f) Complete Agreement. Subject to the last sentence of paragraph 7(a) of this Agreement, this Agreement embodies the entire agreement between the parties and supersedes all prior oral and written proposals and communications.

               (g) Counterparts. This Agreement may be executed in multiple counterparts, and if so executed, each such counterpart is deemed an original for all purposes, and all such counterparts shall collectively constitute one agreement.

               (h) Time is of the Essence. Time is of the essence in the performance of this Agreement and each and every provision contained herein.

               (i) Construction. This Agreement shall be construed to comply with all applicable Iowa laws, Commission rules and regulations relating to excursion boat gambling, and may be amended from time to time in order to comply with such laws, Commission rules and regulations; provided, however, that no such amendment shall materially and adversely affect the rights and obligations of a party without such party's written consent.

               (j) Headings. Paragraph headings herein are for reference purposes only.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written at Council Bluffs, Iowa.


IOWA WEST RACING ASSOCIATION           AMERISTAR CASINO COUNCIL BLUFFS, INC.



By: /s/ Charles L. Smith               By: /s/ Peter C. Walsh
    ------------------------------         -------------------------------------
    Charles L. Smith                       Peter C. Walsh
    President                              Vice President




By:
   -------------------------------
   [Name and Title]